Exhibit 99

NYSE: MMP

Date:	Oct. 28, 2004

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Partners Reports Record Net Income

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) today reported record quarterly net income of $30.6 million for third-quarter 2004 compared to $22.3 million for third-quarter 2003, representing a 37 percent increase. Operating profit increased to $39.2 million during third-quarter 2004 from $31.8 million in the corresponding 2003 period, for a 23 percent increase.

“Demand for the services we provide continues to be strong, fueled in part by the improving U.S. economy,” said Don Wellendorf, chief executive officer. “The quarter also benefited from two acquisitions and lower interest costs resulting from a debt refinancing completed earlier in the year.”

An analysis of variances by segment comparing third-quarter 2004 to third-quarter 2003 is provided below based on operating margin, a financial measure that reflects operating profit before general and administrative (G&A) expenses and depreciation and amortization:

Petroleum products pipeline system. Pipeline operating margin was $44.1 million, an increase of $1.9 million. The current quarter benefited from higher diesel and jet fuel transportation volumes due to increased market demand, increased earnings from the partnership’s March 2004 investment in the Osage pipeline and higher ancillary revenues. Operating expenses increased between periods primarily due to less favorable product loss allowances and increased power costs associated with higher transportation volumes.

Petroleum products terminals. Terminals operating margin was $14.9 million, an increase of $5.2 million. The 2004 period benefited from higher utilization and rates at the partnership’s marine terminals and additional earnings from the ownership interests in 14 inland terminals that were acquired in January 2004. Increased throughput at the partnership’s other inland terminals and higher ancillary revenues further contributed to the positive variance.

Ammonia pipeline system. Ammonia operating margin was $2.9 million, an increase of $0.5 million. The increase was primarily due to lower operating expenses resulting from favorable property tax assessments during the current period. Transportation volumes were essentially flat between periods.

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Reported diluted earnings per limited partner unit were 96 cents during third-quarter 2004 compared to 84 cents during 2003. Analyst expectations for the current quarter averaged 87 cents per unit.

Management currently expects earnings for fourth-quarter 2004 to be 95 cents per unit and is increasing its earnings guidance for the full-year 2004 excluding refinancing costs to $3.90 per limited partner unit. The refinancing costs resulted from the partnership’s May 2004 refinancing plan and are expected to impact the full year by approximately 48 cents per unit. Therefore, management currently expects reported annual earnings per limited partner unit including these costs to be $3.42 per unit.

An analyst call with management regarding third-quarter 2004 earnings is scheduled today at 1:30 p.m. Eastern. To participate, dial (800) 967-7135 and provide code 835914. Investors also may listen to the call via the partnership’s web site at http://www.magellanlp.com/investors/calendar.asp.

Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on Nov. 4. To access the replay, dial (888) 203-1112 and provide code 835914. The replay also will be available at http://www.magellanlp.com.

Management believes that investors benefit from having access to the same financial measures being utilized by the partnership. As a result, this news release includes a discussion of operating margin, which is an important performance measure used by management to evaluate the economic success of the partnership’s core operations. Operating margin is a non-GAAP measure that reflects operating profit before G&A expenses and depreciation and amortization. A reconciliation of operating margin to operating profit accompanies this release.

In addition, the partnership’s historical results include items that can make it difficult to compare financial results between periods, such as reimbursable G&A expenses, transition costs related to Williams’ sale of its interests in the partnership and debt refinancing costs. A reconciliation of reported results to results excluding these items also accompanies this release.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products. More information is available at http://www.magellanlp.com.

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the partnership believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission.

MAGELLAN MIDSTREAM PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2004	2003	2004
Transportation and terminals revenues:
Third party	$97,785	$104,001	$268,093	$296,630
Affiliate	—	—	13,122	—
Product sales revenues:
Third party	24,391	54,499	67,811	137,234
Affiliate	—	—	790	—

Total revenues	122,176	158,500	349,816	433,864
Costs and expenses:
Operating	46,535	46,792	122,244	126,703
Environmental	7,186	176	9,137	42,504
Environmental reimbursements	(7,358)	—	(8,616)	(41,324)
Product purchases	21,170	49,617	61,021	120,498
Depreciation and amortization	8,994	9,564	27,256	28,908
Affiliate general and administrative	13,802	13,837	40,725	40,231

Total costs and expenses	90,329	119,986	251,767	317,520
Equity earnings	—	713	—	981

Operating profit	31,847	39,227	98,049	117,325
Interest expense	9,734	8,029	27,264	25,248
Interest income	(996)	(291)	(1,550)	(1,737)
Debt prepayment premium	—	—	—	12,666
Write-off of unamortized debt placement costs	—	—	—	5,002
Debt placement fee amortization	838	886	2,147	2,224
Gain on derivative	—	—	—	(953)

Net income	$22,271	$30,603	$70,188	$74,875

Allocation of net income:
Limited partners’ interest	$22,705	$28,286	$70,211	$69,625
General partner’s interest	(434)	2,317	(23)	5,250

Net income	$22,271	$30,603	$70,188	$74,875

Basic net income per limited partner unit	$0.84	$0.97	$2.58	$2.47

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	27,190	29,271	27,190	28,157

Diluted net income per limited partner unit	$0.84	$0.96	$2.58	$2.47

Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	27,190	29,341	27,233	28,216

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING STATISTICS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2004	2003	2004
Petroleum products pipeline system:
Transportation revenue per barrel shipped (cents per barrel)	97.9	94.5	98.6	97.4

Transportation barrels shipped (million barrels)	63.6	66.7	175.3	182.1

Barrel miles (billions)	19.8	18.2	53.1	50.3

Petroleum products terminals:
Marine terminal average storage capacity utilized per month (million barrels)	14.7	15.8	15.3	15.7

Marine terminal throughput (million barrels)	6.0	5.8	16.4	17.0

Inland terminal throughput (million barrels)	16.9	27.5	45.2	74.1

Ammonia pipeline system:

Volume shipped (thousand tons)	173	171	409	552

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT

(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2004	2003	2004
Petroleum products pipeline system:
Transportation and terminals revenues	$75,675	$77,759	$212,741	$220,284
Less: Operating expenses	(36,811)	(38,096)	(93,473)	(100,109)
Environmental expenses	(6,494)	(44)	(8,304)	(38,481)
Add: Environmental expense reimbursement	6,666	—	7,765	37,573

Transportation and terminals margin	39,036	39,619	118,729	119,267

Product sales revenues	23,869	51,723	64,773	129,976
Less: Product purchases	(20,734)	(48,002)	(59,748)	(116,460)

Product margin	3,135	3,721	5,025	13,516
Add: Equity earnings	—	713	—	981

Operating margin	$42,171	$44,053	$123,754	$133,764

Petroleum products terminals:
Transportation and terminals revenues	$18,825	$23,086	$60,104	$66,899
Less: Operating expenses	(9,227)	(9,323)	(26,055)	(26,678)
Environmental expenses	(491)	—	(389)	(2,839)
Add: Environmental expense reimbursement	491	—	359	2,839

Transportation and terminals margin	9,598	13,763	34,019	40,221

Product sales revenues	522	2,776	3,828	7,258
Less: Product purchases	(436)	(1,615)	(1,273)	(4,038)

Product margin	86	1,161	2,555	3,220

Operating margin	$9,684	$14,924	$36,574	$43,441

Ammonia pipeline system:
Total revenues	$3,285	$3,298	$8,370	$9,883
Less: Operating expenses	(930)	(295)	(3,149)	(2,580)
Environmental expenses	(201)	(132)	(444)	(1,184)
Add: Environmental expense reimbursement	201	—	492	912

Operating margin	$2,355	$2,871	$5,269	$7,031

Segment operating margin	$54,210	$61,848	$165,597	$184,236
Add: Allocated corporate depreciation costs	433	780	433	2,228

Total operating margin	54,643	62,628	166,030	186,464
Less: Depreciation and amortization	(8,994)	(9,564)	(27,256)	(28,908)
Affiliate general and administrative	(13,802)	(13,837)	(40,725)	(40,231)

Total operating profit	$31,847	$39,227	$98,049	$117,325

Note: Consolidated transportation and terminals revenues do not agree to the sum of the corresponding segment amounts due to intercompany eliminations of $142 and $436 for the three and nine months ended September 30, 2004, respectively. Consolidated operating expenses do not agree to the sum of the corresponding segment amounts due to intercompany eliminations of $142 and $436 for the three and nine months ended September 30, 2004, respectively, and allocated corporate depreciation costs of $780 and $2,228 for the three and nine months ended September 30, 2004, respectively, and $433 for the three and nine months ended September 30, 2003.

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING PROFIT RECONCILIATION

EXCLUDING TRANSITION COSTS AND REIMBURSABLE G&A

(Unaudited, in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2004	2003	2004
Operating Profit Reconciliation:
Operating profit, as reported	$31.8	$39.2	$98.0	$117.3

Items impacting earnings per unit:
Transition costs:
Operating expenses:
Paid-time-off benefits:
Petroleum products pipeline system	—	—	2.5	—
Petroleum products terminals	(0.1)	—	0.9	—

Total operating transition costs	(0.1)	—	3.4	—
General and administrative (G&A):
Incentive compensation early vesting	(0.6)	—	2.3	—
Separation from Williams	0.8		1.4

Total G&A transition costs	0.2	—	3.7	—

Total items impacting earnings per unit	0.1	—	7.1	—

Items not impacting earnings per unit:
G&A transition costs	—	—	—	0.8
G&A paid-time-off benefits	0.3	—	1.7	—
Reimbursable G&A	2.7	2.2	2.9	5.8

Total items not impacting earnings per unit	3.0	2.2	4.6	6.6

Operating profit excluding transition costs and reimbursable G&A	$34.9	$41.4	$109.7	$123.9

MAGELLAN MIDSTREAM PARTNERS, L.P.

NET INCOME AND DILUTED EARNINGS PER UNIT RECONCILIATION

EXCLUDING TRANSITION COSTS, REIMBURSABLE G&A AND REFINANCING COSTS

(In millions, except per unit amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2004	2003	2004
Net Income Reconciliation:
Net income, as reported	$22.3	$30.6	$70.2	$74.9

Diluted earnings per unit, as reported	$0.84	$0.96	$2.58	$2.47

Items impacting earnings per unit:
Transition costs:
Operating expenses:
Paid-time-off benefits:
Petroleum products pipeline system	—	—	2.5	—
Petroleum products terminals	(0.1)	—	0.9	—

Total operating transition costs	(0.1)	—	3.4	—
G&A expenses:
Incentive compensation early vesting	(0.6)	—	2.3	—
Separation from Williams	0.8		1.4

Total G&A transition costs	0.2	—	3.7	—

Total transition costs impacting earnings per unit	0.1	—	7.1	—
Refinancing costs:
Debt prepayment premium	—	—	—	12.7
Write-off of unamortized debt placement Costs	—	—	—	5.0
Gain on derivative	—	—	—	(1.0)

Total refinancing costs	—	—	—	16.7

Total items impacting earnings per unit	0.1	—	7.1	16.7

Items not impacting earnings per unit:
G&A transition costs	—	—	—	0.8
G&A paid-time-off benefits	0.3	—	1.7	—
Reimbursable G&A	2.7	2.2	2.9	5.8

Total items not impacting earnings per unit	3.0	2.2	4.6	6.6

Net income excluding transition costs, reimbursable G&A and refinancing costs	$25.4	$32.8	$81.9	$98.2

Diluted earnings per unit excluding transition and refinancing costs	$0.84	$0.96	$2.82	$2.97